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                              ALLAIRE CORPORATION
                                   EXHIBIT 11
       STATEMENT RE: COMPUTATION OF UNAUDITED NET INCOME (LOSS) PER SHARE
 AND PRO FORMA NET INCOME (LOSS) PER SHARE (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                    THREE MONTHS ENDED   SIX MONTHS ENDED
                                                         JUNE 30,           JUNE 30,
                                                    ------------------  -----------------
                                                     2000      1999      2000       1999
                                                    -------   -------   -------   -------
BASIC:
    Net income (loss)                                 1,785    (2,913)    2,776    (5,529)
                                                    -------   -------   -------   -------
    Weighted average common shares outstanding       27,105    22,744    26,997    20,899
                                                    -------   -------   -------   -------
    Basic net income (loss) per share               $  0.07   $ (0.13)  $  0.10   $ (0.26)
                                                    =======   =======   =======   =======

DILUTED:
    Net income (loss)                                 1,785    (2,913)    2,776    (5,529)
                                                    -------   -------   -------   -------
        Weighted average common shares outstanding   27,105    22,744    26,997    20,899
        Weighted common stock equivalents             3,848         -     4,135         -
                                                    -------   -------   -------   -------
    Total weighted average shares                    30,953    22,744    31,132    20,899

    Diluted net income (loss) per share             $  0.06   $ (0.13)  $  0.09   $ (0.26)
                                                    =======   =======   =======   =======



                                                                                SIX MONTHS ENDED
                                                                                 JUNE 30, 1999
                                                                                -----------------
PRO FORMA BASIC:
    Net income (loss)                                                               (5,529)
                                                                                   -------
        Pro forma weighted average common shares outstanding (1)                    20,933
        Shares attributable to the assumed conversion of convertible
            preferred stock upon closing of the initial public offering                898
                                                                                   -------
    Total pro forma weighted average shares outstanding                             21,831

    Pro forma basic net income (loss) per share                                    $ (0.25)
                                                                                   =======
PRO FORMA DILUTED:
    Net income (loss)                                                               (5,529)
                                                                                   -------
        Pro forma weighted average common shares outstanding (1)                    20,933
        Shares attributable to the assumed conversion of convertible
            preferred stock upon closing of the initial public offering                898
                                                                                   -------
    Total pro forma weighted average shares                                         21,831

    Pro forma diluted net income (loss) per share                                  $ (0.25)
                                                                                   =======


(1) Includes outstanding common stock subject to repurchase under a stock restriction agreement which lapsed upon the consummation of the initial public offering in January 1999.